Exhibit 10.1

Managing director employment contract

between

Curetis GmbH

and

Mr Albert Weber

2

Managing Director employment contract

between:

(1)	Curetis GmbH, Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

– hereinafter "Curetis" –

(2)	Mr Albert Weber, Marienburger Str. 7, 10405 Berlin, Germany

– hereinafter "Mr Weber" –

§ 1
Legal status, management authority

(1)	Mr Weber shall be managing director of Curetis.
(2)	As managing director, Mr Weber shall manage the business of Curetis in accordance with
-	the provisions of law,
-	the provisions of the Articles of association,
-	the resolutions and instructions of the body responsible for managing director matters,
-	potential rules of procedure and schedule of responsibilities for the management, and
-	this contract.
(3)	Mr Weber represents Curetis in accordance with this appointment and the respective Articles of association.

§ 2
Tasks, Responsibilities and Duty of Care

(1)	If several managing directors have been appointed at Curetis, Mr Weber's area of responsibility there results from the business distribution plan of Curetis for the management as amended from time to time. If only one managing director has been appointed or if there is no business allocation plan, Mr Weber is responsible for all tasks arising. However, the allocation of certain areas of responsibility by the business distribution plan does not release Mr Weber from his overall responsibility for Curetis.
(2)	Mr Weber shall exercise the care and diligence of a prudent businessman in the affairs of the Curetis. He must be guided in all decisions by the welfare of Curetis as well as its affiliated companies.

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§ 3
Scope of Duties, Secondary Employment

(1)	Mr Weber's working hours are based on the business requirements and needs of Curetis. This also includes the obligation to work overtime on Saturdays, Sundays and public holidays if required, to work overtime, on Saturdays, Sundays and public holidays. Mr Weber is free to arrange his working hours as he wishes.
(2)	The duties can be carried out at alternating locations, in particular at Curetis’ office, at Curetis’ partners or customers, from home or also mobile. Here, too, Mr Weber is free in his decision.
(3)	Mr Weber shall devote his entire working capacity as well as his entire business activity exclusively to Curetis, as well as to affiliated companies. An activity as a freelance consultant at the company Epigenomics in Berlin with a maximum of 5 hours per week until 30.06.2022 is approved.
(4)	Mr Weber may not, without prior written consent of the body of Curetis responsible for managing directors' affairs and with the exceptions mentioned above under § 3 (3), engage in any other business, commercial or scientific activity - whether for consideration or not - hold a share in any similar or industry-related company, accept any supervisory board mandates or similar functions in another company and accept honorary offices only insofar as there is a legal obligation to accept them. For the purposes of this paragraph, the acquisition of listed shares shall not be deemed to be a participation, unless it leads to a significant influence on the listed company. Any consent granted may be revoked subject to a reasonable period of notice if the secondary activity adversely affects the interests of Curetis or of affiliated companies.
(5)	Mr Weber declares his willingness to assume offices, functions and positions in associations or other institutions insofar as his activity as Managing Director of Curetis makes this appear expedient. Mr Weber acknowledges that the assumption of these offices, functions and positions is exclusively on behalf of and in the interest of Curetis. This shall also apply if private funds were expended for the acquisition of the office, function or position, unless a written agreement to this effect deviating from this provision is made. In the event of his dismissal or release, Mr Weber shall immediately resign from all offices, functions and other positions at Curetis‘ request. At the request of Curetis, Mr Weber shall endeavour to ensure that another managing director appointed by Curetis takes his place. Apart from that, the assumption of offices, functions and positions or other tasks at associations or other institutions will only take place after prior consultation with the bodies of Curetis responsible for management matters and only as long as and to the extent that the obligations under this contract are not impaired.

§ 4
Affiliated Companies

(1)	Mr Weber declares his willingness to take on executive activities in companies with which Curetis is directly or indirectly affiliated or will be affiliated in the future, without any separate remuneration being payable by Curetis for this. This also includes the willingness to assume corresponding Board of Directors or Managing Director positions, in particular the CFO role at OpGen Inc.

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(2)	The provisions of this contract shall apply accordingly to activities in affiliated companies, unless otherwise agreed in writing.

§ 5
Compensation

(1)	Mr Weber shall receive a fixed annual gross salary in the amount of US$ 300,000.00, to be paid in twelve equal monthly installments due in arrears at the end of each month. If joining or leaving during the year, the annual gross salary shall be granted pro rata temporis.
(2)	In addition, Mr Weber shall be entitled to payment of a variable annual bonus in the maximum gross amount of US$ 135,000.00 in case of 100% target achievement. If a contract year is shorter than a calendar year, the maximum bonus amount shall be reduced pro rata temporis. The accrual and amount of the entitlement depends in each case on the achievement of the annual targets (objectives) set unilaterally by the Board of Directors of OpGen Inc at its reasonable discretion at the beginning of each financial year. In doing so, the economic interests of Curetis and the tasks of Mr Weber shall be taken into account appropriately. The targets shall be communicated to Mr Weber in writing. The OpGen Board of Directors shall decide on the achievement of the targets within one month after the end of the financial year. The amount of the actual annual bonus is calculated after the decision and paid with the next subsequent remuneration statement. Variable remuneration is not owed for periods of time off. Any entitlement to variable remuneration accrued pro rata during the year up to the time of release shall remain unaffected.
(3)	Curetis will review the compensation annually, taking due account of the economic situation of Curetis and the personal performance of Mr Weber.
(4)	With the remuneration according to the above paragraphs (1) and (2) the entire activity of Mr Weber according to this contract, including all overtime, Saturday, Sunday and holiday work is settled.

§ 6
Benefits, D&O insurance

(1)	Travel costs and other expenses incurred and necessary in the interest of Curetis and its affiliated companies, including travel between the place of residence Berlin and the registered office of Curetis or affiliated companies, shall be reimbursed by Curetis within the respective maximum limits permitted by tax law. For a period of up to 12 months, Curetis shall also pay, upon proof, the costs for a company apartment at the Company's registered office or in the surrounding area, up to a limit of EUR 1,500.00 per month including incidental expenses. For business trips in his own car Mr Weber receives the respective maximum tax-allowable rate as mileage allowance.

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(2)	With regard to the assumption of costs, Curetis equates Mr Weber to a legally compulsorily insured employee and assumes the corresponding employer's contributions to the social insurances (voluntary health insurance, unemployment insurance, pension insurance, nursing care insurance, employers' liability insurance association). Any social security contributions to be paid abroad for an activity with affiliated companies will be borne by Curetis. If Mr Weber works for an affiliated company abroad, Curetis will file all applications necessary for a possible retention of the German social security for the duration of the activity abroad.
(3)	Mr Weber will arrange for sufficient health insurance coverage abroad by himself. Any additional costs incurred will be covered by Curetis upon request and proof.
(4)	There is a D&O insurance with an adequate coverage also covering for Mr Weber.
(5)	Furthermore, there is a group accident insurance by Curetis also covering Mr Weber.
(6)	Any costs for the preparation of tax returns abroad incurred by Mr Weber due to his work for affiliated companies shall be borne by Curetis.

§ 7
Continued remuneration in the event of illness and death

(1)	Mr Weber is obliged to notify Curetis immediately of any incapacity, its expected duration and its reasons.
(2)	If Mr Weber is unable to work due to illness or accident, without being at fault, he is entitled to continued payment of remuneration for the calendar month in which the beginning of the prevention falls and for a maximum of a further six months, but at the longest until the termination of this contract. The continued payment of remuneration shall include the remuneration pursuant to § 5 of this Agreement. Any benefits granted by the institutions of the statutory health insurance or a private health insurance or an accident insurance due to the inability to work will be credited to the remuneration. Claims for damages against third parties are hereby assigned to Curetis by Mr Weber in the amount of the continued remuneration.
(3)	In the event of Mr Weber's death, his heirs as joint creditors shall continue to receive the regular monthly basic remuneration in accordance with the above § 5 (1) for the month of death, as well as the two following months, but at the longest until the time when the employment relationship would have ended without death. Any annual bonus shall be calculated and paid pro rata - based on the date of death.

§ 8
Confidentiality, Obligation to Return, Work Results, Inventions, Copyright

(1)	Mr Weber undertakes to keep confidential all confidential business matters of Curetis as well as of companies affiliated with Curetis and their business partners which come to his knowledge during his activities, in particular business and trade secrets, development work, strategies, pricing, planning and customer relations, and not to use such information for himself or for third parties. Such matters must not be made available to unauthorized persons outside or inside the company. The obligation shall also apply after termination of his activities. The obligation to maintain confidentiality does not apply if (i) Mr Weber has a legal duty to disclose, (ii) a business or trade secret has already become generally known without Mr Weber's involvement, or (iii) the shareholders' meeting of Curetis has previously given its consent to disclosure.

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(2)	Mr Weber is obliged to treat all working/operating materials, documents and data collections concerning his official activities, including his own business records of any kind and form, as entrusted property of Curetis, to keep them carefully under lock and key and to hand them over to Curetis at any time during the duration of his activity as Managing Director upon request of Curetis, otherwise upon termination of his activities without request and in full. Mr Weber is not entitled to a right of retention with regard to the aforementioned items. Upon request, Mr Weber will confirm Curetis in writing and truthfully that he has fully complied with his corresponding obligation to return.
(3)	Mr Weber transfers to Curetis with the conclusion of this contract the ownership of all work results created and/or developed by him within the scope of and/or in connection with his activities for Curetis, in particular inventions and other scientific and technical findings, further developments and improvement suggestions, computer programs and documentations of any kind. If such a transfer should not be possible, as for example in the case of copyrighted works created by him, he grants to Curetis an exclusive, irrevocable right of use and exploitation, unrestricted as to content, time and territory, for all known and future known types of use, including the right to grant sublicenses, of such work results (copyrighted works).
(4)	Mr Weber shall inform Curetis without delay about the work results created and/or developed by him within the scope of and/or in connection with his activities, in particular inventions and other scientific and technical findings, further developments and improvement proposals, computer programs and documentation of any kind, and shall support Curetis upon request in obtaining and maintaining patent protection or other industrial property rights and, if applicable, in enforcing them, in particular shall make available without delay the documents, reports and/or forms required for this purpose as well as any required transfer declarations relating to the specific invention, further development etc. Mr Weber shall refrain from anything that could prevent or harm the obtaining and/or maintenance of patent protection or other industrial property rights or their enforcement, in particular to maintain silence about all work results, including inventions, technical improvement suggestions and other scientific and technical findings.
(5)	All rights of Mr Weber to the work results developed or created within the scope of or in connection with his activities for Curetis, in particular inventions and other scientific and technical findings, further developments and suggestions for improvement, computer programs and documentations of any kind, are compensated by the agreed remuneration and are deemed to be adequately remunerated, also for the time after termination of his activity.

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(6)	Mr Weber shall grant to Curetis an irrevocable right of use, unrestricted as to content, time and place and, if possible, exclusive (in case of copyrights for all known and future known types of use), including the right to grant sublicenses, to all inventions and technical improvement proposals not developed or created in connection with its activities for Curetis. Mr Weber shall also grant to Curetis the right to use the inventions and technical improvement proposals not developed or created in connection with its activities for Curetis. Mr Weber shall also grant to Curetis the right to use the inventions and technical improvement proposals not developed or created in connection with its activities for Curetis, scientific findings, industrial property rights, documents, works and computer programs not developed or created in connection with his work for Curetis, insofar as this is necessary for the use and exploitation of the work results developed or created by him within the scope of or in connection with his work for Curetis, and to notify Curetis of such necessary use without undue delay after becoming aware of it.

§ 9
Change of Control

(1)	In case of a change of control according to § 9 (2) Mr Weber has the one-time right to terminate this contract with a notice period of three months (time months). In case of such a termination of the contract, Mr Weber is entitled to his remuneration according to § 5 (annual gross salary and variable annual bonus in case of notional 100% target achievement) for a period of six months after the end of the contract. The right to terminate the contract due to a change of control must be exercised by Mr Weber within three months after the change of control has become known.
(2)	A change of control occurs when one or more third parties jointly acquire or take over at least 50% of the shares or almost all of the tangible assets of Curetis GmbH or OpGen Inc.
(3)	The right to remuneration according to § 5 for a period of 6 months following the termination of the contract on the basis of a change of control does not exist if Curetis would terminate the contract for cause.

§ 10
Non-Compete and Non-Solicitation

(1)	Mr Weber hereby undertakes not to participate in any independent, dependent or other way in the research or development, the production or marketing of products of molecular diagnostics for infectious diseases or in any other activities in connection with this field of activity (hereinafter the "scope of protection of the non-competition clause") in the local area of activity of Curetis or its affiliated companies during the term of this employment contract and for a period of two years after termination thereof. Mr Weber undertakes in particular, but not conclusively,
a)	not to act as Managing Director or member of the Board of Directors or any other body of a company operating in the protected area of the non-compete clause (hereinafter referred to as "competitor company");

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b)	not to enter into a permanent service or employment relationship or a freelance employee, consulting or agency relationship with a competitor company within the protected area of the non-competition clause;
c)	not to directly or indirectly support third parties within the scope of protection of the non-competition clause;
d)	not to establish or acquire, directly or indirectly, a competing enterprise; and
e)	not to acquire a direct or indirect interest in a competing company.

This provision does not apply to the acquisition and holding of shares in such companies that are admitted to stock exchange trading, provided that the direct and indirect shareholding does not exceed 2% of the share capital of such companies.

(2)	Furthermore, Mr Weber hereby undertakes not to work in an independent, dependent or other manner for a company which maintains business relations to a significant extent with Curetis or a company affiliated with it during the term of this employment contract and for a period of two years after termination thereof.
(3)	Mr Weber hereby further undertakes, during the term of this employment agreement and for a period of two years after termination thereof, not to directly or indirectly
a)	influence or attempt to influence any customer, supplier, consultant or other third party who, at the time of termination of this employment agreement, has a contractual or other business relationship with Curetis or with any of its affiliates to terminate or discontinue such relationship with Curetis or to reduce the products or services provided or obtained on the basis of such relationship; or
b)	solicit or attempt to solicit any person who, at the time of termination of this employment agreement, is a member of the Board of Directors, management or other employees of Curetis or any of its affiliates, except in the case of bona fide job advertisements that do not target a particular individual, or to influence or attempt to influence any person who is a director, officer or other employee of Curetis or any of its affiliates at the time of termination of this employment agreement to terminate or breach his or her employment with Curetis or any of its affiliates.
(4)	For the duration of the post-contractual non-compete and non-solicitation clause, Curetis shall pay Mr Weber a waiting allowance in the amount of 50% of the last contractual remuneration received for each year of the prohibition. The payment shall be made in equal monthly installments and shall be due in arrears at the end of each month during the period of the post-contractual non-compete and non-solicitation agreement.
(5)	Curetis may waive the post-contractual non-compete and non-solicitation clause at any time prior to the termination of this employment contract by written notice to Mr Weber; in such a case, the claim for compensation pursuant to § 10 (4) above shall lapse upon expiry of one year from the date of the written notice.

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(6)	In all other respects, the provisions of Sections 74 et seq. HGB (German Code of Commerce) shall apply.

§ 11
Vacation

(1)	Mr Weber is entitled to a vacation of 30 working days each calendar year, based on a 5-day week. Working days in the sense of this regulation are all calendar days with the exception of Saturdays, Sundays and legal holidays at the respective statutory seat of Curetis. In case of a start or end of this contract during the calendar year, the leave is granted pro rata temporis in this calendar year.
(2)	The determination of the timing of leave shall be made in consultation with the shareholders' meeting and in collegial agreement with the other members of the Management Board, taking into account the business interests of Curetis.
(3)	If Mr Weber cannot take the vacation or cannot take it completely until the end of the respective calendar year due to urgent business reasons or reasons lying in his person, he shall retain the entitlement to vacation to that extent until 30. SEP of the respective following year ("carryover period"). If Mr Weber cannot take or not completely take the vacation either in the calendar year or in the carryover period for urgent business or personal reasons, the remaining vacation entitlement shall be compensated. The vacation compensation payment shall be based on the amount of the monthly base salary for each day of vacation not taken. Mr Weber is entitled to make this payment himself, but he must submit a statement of account to the next shareholders' meeting.

§ 12
Term, Termination, Indemnification

(1)	Effective date for this agreement shall be January 01, 2022. It is concluded for an indefinite period.
(2)	The agreement may be terminated by either party with 12 months' notice. The right to terminate for cause remains unaffected.
(3)	Any termination must be in writing. A notice of termination given without observing this form shall be legally invalid.
(4)	Notwithstanding the above provisions, the employment relationship shall end, without notice of termination being required, at the end of the month in which Mr Weber has fulfilled the requirements for entitlement to a standard old-age pension under the statutory pension insurance scheme or at the time from which Mr Weber draws an old-age pension, irrespective of the legal basis. It also ends without notice at the end of the month in which Mr Weber receives the decision of a pension insurance agency about an unlimited pension due to reduction in earning capacity. If the corresponding pension commences later, it ends only at the end of the day preceding the start of the pension. Curetis is to be informed immediately about the receipt of any pension notice.

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(5)	Curetis is entitled to release Mr Weber from the obligation to perform his activities at any time, in particular in case of dismissal as Managing Director and after notice of termination, no matter from which side it is given, or in connection with the conclusion of a termination agreement, with continued payment of his contractual remuneration. Insofar as Curetis does not stipulate any further details when granting the release, the release shall initially be irrevocable for the duration of and taking into account any outstanding vacation and other compensatory time off entitlements those being settled in doing so. Subsequently, the exemption shall be revocably maintained in the event that questions arise in connection with the settlement of the contractual relationship or temporary activity becomes necessary for operational reasons. The remainder of the contract shall not be affected by the release. Other earnings shall only be taken into account during the revocable period of release (i.e. in particular during the time outside the leave) in accordance with Section 615 sentence 2 BGB (German Civil Code).

§ 13
Important note on data protection and data processing

(1)	Mr Weber agrees that his personal data may be collected, used and processed for the purpose of handling the employment relationship, e.g. for salary determination, payroll accounting, vacation recording, personnel development, etc., and that these personal data may be provided to third parties for the purpose of use and further processing within the scope of handling the employment relationship on behalf of Curetis.
(2)	Mr Weber is prohibited to collect, process or use personal data without authorization (data secrecy). This concerns personal data of colleagues and employees of Curetis, as well as of customers and partners of Curetis. In particular Mr Weber therefore also undertakes to maintain secrecy about all data of Curetis, its business partners, cooperation partners, suppliers and customers that come to his knowledge in the course of his activities.
(3)	Violations of data secrecy may be punished by a fine pursuant to Section 43 BDSG (German Data Protection Act) and by a fine or imprisonment pursuant to Section 44 BDSG. A breach of data secrecy may at the same time constitute a breach of employment contract obligations or special confidentiality obligations.
(4)	The obligation to maintain data secrecy shall continue to exist even after termination of the employment relationship with Curetis.

§ 14
Cut-off date

An claims arising from the employment relationship shall lapse if they are not asserted against the other party in writing or in text form within a preclusion period of six months. Failure to observe the preclusion period shall result in the loss of the claim. The preclusion period shall commence when the claim is due and the claimant becomes aware of the circumstances giving rise to the claim or should have become aware if not being gross negligent. This preclusion period shall not apply in the event of liability due to willful intent.

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§ 15
Replacement of Previous Contracts, Ancillary Agreements, Written Form

(1)	This contract contains all current agreements between the parties concerning the employment of Mr Weber.
(2)	No additional arrangements to this contract have been made.
(3)	Amendments and supplements to this contract must be made in writing to be effective; electronic form and text form are excluded. This shall also apply to the cancellation, amendment or supplementation of the written form requirement itself. Individual agreements shall always take precedence and shall also apply without observing the formal requirement (Section 305 b of the German Civil Code (BGB)).

§ 16
Severability Clause

Should individual provisions of this contract be or become void or ineffective in whole or in part, this shall not affect the validity of the remaining provisions. Statutory law shall take the place of general terms and conditions that are not included or are ineffective (Section 306 (2) of the German Civil Code (BGB)). In all other respects, the parties shall replace the void or invalid provision with a valid and enforceable provision that comes as close as possible to it in economic terms, unless a supplementary interpretation of the contract takes precedence or is possible. The aforementioned shall also apply to loopholes..

Rest of page intentionally blank, signatures follow on next page.

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Both parties confirm with their signature that they have each received an original copy of this contract signed by both parties.

Signatures

Holzgerlingen, [11-NOV]-2021	Berlin, [11-NOV]-2021

Curetis GmbH, represented by the shareholders' meeting, which is represented by OpGen Inc. as its sole shareholder	Mr Albert Weber